Exhibit 10.1

NONEXCLUSIVE LICENSE AGREEMENT

THIS NONEXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into this 27th day of August 1999 (the “EFFECTIVE DATE”), by and between Neurocrine Biosciences, Inc., a Delaware corporation having its principal place of business at 10555 Science Center Drive, San Diego, CA 92121 (“Neurocrine”), and the MOUNT SINAI SCHOOL OF MEDICINE OF THE CITY UNIVERSITY OF NEW YORK, A New York corporation having its principal place of business at One Gustave L. Levy Place, New York, New York 10029-6574 (“Licensor’’).

WHEREAS, Licensor owns rights to certain inventions and technologies regarding the human GnRH receptor; and

WHEREAS, Neurocrine desires to obtain a nonexclusive license to such inventions and technologies in accordance with the terms and conditions contained herein; and

WHEREAS, Licensor is willing to grant a nonexclusive license to Neurocrine in accordance with the terms and conditions contained herein;

Now THEREFORE, Licensor and Neurocrine hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1      “Affiliate” means any entity that directly or indirectly owns, is owned by or is under common ownership, with Neurocrine, where “owns” or “ownership” means direct or indirect possession of over 50% of the outstanding voting securities of an entity.

1.2      “Licensed Patent Rights” means all valid and issued or pending claims included in (a) the issued US patent and the patent applications listed on the attached Exhibit A (b) all patents issuing from such patent applications.

1.3      “GnRH” means Gonadotropin-Releasing Hormone.

1.4      “GnRH-R” means Gonadotropin-Releasing Hormone Receptor claimed by the Licensed Patent Rights.

1.5      “Licensed Products” means any product that modulates the activity of the GnRH-R and is (a) identified or discovered using the GnRH-R, or (b) could not have been discovered or de eloped without infringing the Licensed Patent Rights.

1.6      “License” means the nonexclusive worldwide license to make and use the subject matter covered under the Licensed Patent Rights to identify, screen for, and/or develop products.

1.7      “Net Sales” means the gross receipts received by Neurocrine, its Affiliates or sublicensees, for the sale of Licensed Products to independent non-Affiliate third parties, net of all separately invoiced and actually incurred charges, including (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent third parties; (b) actual freight and insurance costs incurred in transporting Licensed Products to such independent third parties; (c) reasonable and customary cash, quantity and trade discounts and other price reduction programs; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other government charges incurred in connection with the exportation or importation of Licensed Products.

ARTICLE 2

TECHNOLOGY RIGHTS AND TRANSFER

2.1      License Grant.

a.        Subject to the terms of and conditions hereinafter set forth, Licensor hereby grants to Neurocrine and Neurocrine hereby accepts from Licensor the License.

b.        The License granted to Neurocrine in Section 2.1a. hereto shall commence upon the Effective Date and shall remain in force on a product by product, country-by-country basis, if not previously terminated under the terms of this Agreement, until last to expire Licensed Patent Rights.

c.        Licensee shall have the right to grant sublicenses under the License only with the prior written consent of Licensor; provided, however, that Licensee shall have the right to sublicense all of its rights hereunder in any country to at most one of its Affiliates in such country on prior notice to Licensor. Each such sublicense shall be subject and subordinate to the terms and conditions of this Agreement.

Neurocrine acknowledges that the Untied States Government may retain certain rights under 35 U.S.C. 200-212 with respect to the Licensed Patent Rights. The License granted to Neurocrine hereunder is subject to such rights. Neurocrine agrees to use its reasonable best efforts to cause Licensed Products to be manufactured in the United States.

ARTICLE 3

LICENSE AND ROYALTY PAYMENTS

3.1       License Fees.        In consideration of the License granted herein, Neurocrine shall pay to Licensor on the Effective Date a non-refundable, non-creditable license fee of fifty thousand ($50,000.00) dollars.

3.2       License Maintenance Fees.        Neurocrine shall additionally pay an annual License maintenance fee of ten thousand ($10,000.00) dollars on each anniversary of this Agreement through the expiration of this Agreement. Said payments are nonrefundable except that they are fully creditable against earned royalties.

3.3      Royalties.      Neurocrine agrees to pay Licensor a royalty equal to one percent (1.0%) of Net Sales of Licensed Products. The obligation to pay royalties extends on a product by product, country by country basis, until the later of expiration of the Licensed Patents Rights and fifteen (15) years after the first commercial sale of the first Licensed Product. Neurocrine shall inform Licensor in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such commercial sale.

3.4      Payments; Reports.        Payments made pursuant to Sections 3.1, 3.2 and 3.3 above shall be payable in U.S. dollars. The first royalty payment under Section 3.3 shall cover all royalties due on Net Sales of Licensed Products during the calendar quarter when such sales commence and shall be made forty-five (45) days after each succeeding calendar quarter and shall cover the royalties earned during such calendar quarter. Neurocrine agrees to provide written reports to Licensor with such royalty payments setting forth the Net Sales of Licensed Products sold during the applicable period. In the event that Neurocrine is required to withhold taxes imposed on such payments in any country, Neurocrine will remit such taxes to the proper authorities, reduce payment to Licensor accordingly and supply Licensor with all relevant documentation in Neurocrine’s possession so that Licensor may recover such taxes to the extent permissible.

3.5      Development Reports.      On or before January 1 of each year, Neurocrine agrees to provide Licensor with (i) a complete written list of Licensed Products discovered in the previous year using Licensed Patent Rights, and, (ii) a report describing the development status in the previous year of each Licensed Product(s), in particular the drug development milestones that were achieved.

3.6      Records Retention.      Neurocrine will keep, and will cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale of Licensed Products in sufficient detail to permit Licensor to confirm the accuracy of calculations of all payments due hereunder. Such records will be maintained for a three (3) year period following the year in which any such payments were made hereunder.

3.7      Audit Request.      No more frequently than once a year, Licensor will have the right to engage, at its own expense, an independent certified public accountant reasonably acceptable to Neurocrine to examine Neurocrine’s records to determine, with respect to any calendar year, the correctness of any report or payment made under this Agreement. Any such audit will be conducted under reasonable confidentiality restrictions. In the event that any such examination reveals that payments made to Licensor hereunder are incorrect by more than seven percent (7%) in any audited period, Neurocrine shall reimburse Licensor for the costs of such audit in addition to promptly remitting the amount of any underpayment with interest at the prime rate reported in the Wall Street Journal on the last day of the month prior to the date of such remittance.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1      Due Authorization.    Each party represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

4.2      Binding Agreement.    Each party represents and warrants that this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

ARTICLE 5

TERM; TERMINATION

5.1      Term.    This Agreement will commence as of the Effective Date and, unless sooner terminated as provided in this Article 5, will expire upon the termination of the obligations to pay royalties under Section 3.3.

5.2       Termination by Neurocrine.

(a)

Neurocrine shall have the right to terminate this Agreement if Licensor materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days after receipt of written notice thereof from Neurocrine.

(b)	Neurocrine shall have the right to voluntarily terminate this Agreement upon thirty (30) days prior written notice to Licensor.

5.3       Termination by Licensor.

a.

Licensor will have the right to terminate this Agreement if Neurocrine materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days after receipt of written notice thereof from the Licensor.

b.

Licensor may, upon giving written notice of termination, immediately terminate this Agreement upon receipt of notice that Neurocrine has become insolvent or has suspended business or has filed a voluntary petition or has filed an answer admitting the jurisdiction of the U.S. Bankruptcy Court in the material allegations of, or has consented to, an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee of a substantial part of its property.

c.

Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, and is not cured within sixty (60) days after receipt of written notice thereof, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, NA, in New York, New York, during the period of arrears. Such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise howsoever, to the party in default by any non-defaulting party.

d.

Upon termination of this Agreement for any reason other than termination pursuant to Section 5.2(a) and prior to expiration as set forth in Section 5.1 hereof, all rights in and to the Licensed Patent Rights shall revert to Licensor, and Neurocrine shall not be entitled to make any further use whatsoever of the Licensed Patent Rights.

e.

Termination of this Agreement shall not relieve the parties of any obligation to the other party incurred prior to such termination , provided that in the event of termination by Neurocrine pursuant to Section 5.2, Neurocrine shall be relieved of all obligations hereunder including, without limitation, obligations referenced in Section 3.2 and 3.5.

5.4	Effect of Termination; Survival.

Upon any termination of this Agreement, Neurocrine will pay Licensor all accrued payments due Licensor through the expiration or termination date and the License shall revert to Licensor.

ARTICLE 6

INDEMNIFICATION AND INSURANCE

Neurocrine agrees to indemnify, hold harmless and defend Licensor, its trustees, officers, medical and professional staff, employees, students and agents, and their respective successors and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys fees and expenses of litigation) incurred or imposed upon Indemnitees in connection with any claims, suits, actions, demands or judgments resulting or arising out of the development, distribution, possession, manufacture, use, sale or administration of Licensed Products by Neurocrine, its Affiliates or sublicensees. Neurocrine or its sublicensees agree to carry and keep in force commercial general liability insurance of not less than $1 million per occurrence and $2 million in aggregate to cover liability for damages on account of bodily or personal injury or death to any person or damage to property of any person. In addition, Neurocrine or its sublicensees shall keep in force product liability insurance of not less than $2 million per occurrence and $4 million in aggregate prior to any commercial distribution of Licensed Products; provided, however, such limits shall be increased if Licensor can demonstrate that higher amounts are customary for businesses the size of Neurocrine or engaged in the business in which Neurocrine is engaged. Prior to commercialization of Licensed Products, Licensor will be named as an additional insured on any such insurance and such insurance shall not be canceled without at least thirty (30) days notice to Licensor. Upon request of Licensor, Neurocrine shall provide a certificate of insurance evidencing that all required coverage is in effect stating the limits of such coverage. Such insurance shall be written to include coverage for any claims incurred in connection with the matters which are the subject of this Agreement regardless of when such claims are brought. Licensor shall promptly notify Neurocrine of any claim for which Licensor may seek indemnification under this Article 6. Neurocrine shall have the right to control the defense of such claim and may enter into any settlement that does not adversely affect the Licensed Patent Rights of Licensor. Licensor shall fully cooperate with Neurocrine in the defense of such claim, with out-of-pocket costs reimbursed by Neurocrine as part of the indemnification.

ARTICLE 7

GENERAL

7.1      Governing Law.        This Agreements shall be governed and construed in accordance with the laws of the State of New York, as applied to contracts executed and performed entirely within the State of New York, without regard to conflicts of laws rules.

7.2      Use of Name.        Neurocrine agrees that it will not use the name, trademark or any other identifier of Licensor in any advertising or promotion without the prior approval of Licensor, except to disclose the existence of this Agreement and as otherwise required by law.

7.3      Notices.        All notices or communications to either party by the other party shall be delivered personally or sent by first-class or express mail, postage prepaid, addressed to such party at the following addresses for each and shall be deemed given on the date so delivered.

If to Licensor,

Mount Sinai School of Medicine of

The City University of New York

One Gustave L. Levy Place

New York, New York 10029-6574

Attn: Director, Office of Industrial Liaison

If to Neurocrine,

Neurocrine Biosciences, Inc.

10555 Science Center Drive

San Diego, CA 92121

Phone: 619/658-7600

Fax:  619/658-7602

Attn:    Senior Director, Corporate Development

   Cc:   Corporate Secretary

7.4      Assignment.        Neither party to this Agreement may assign or transfer any rights or obligations arising from this Agreement without the prior written consent of the other party, not to be unreasonably withheld; provided, however, that Neurocrine may assign all of its rights and obligations under this Agreement in connection with a merger, sale of assets or other transaction involving a change of control of Neurocrine’s business.

7.5      Amendment.        No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by an authorized representative of each party.

7.6      Waiver.  No waiver of any provision of this Agreement in a particular instance shall be deemed to be a waiver of any provision of this Agreement in a later instance.

7.7      Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

7.8      Entire Agreement of the Parties.      This Agreement will constitute and contain the complete, final and exclusive understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.

7.9      Counterparts.      This Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument.

7.10    Most Favored Licensee Status.  Licensor’s current intent is that it will not hereafter grant a license of the non-exclusive worldwide right, under the Licensed Patents, to manufacture, use and sell Licensed Products on economic terms and conditions, taken as a whole, less favorable to Licensor than those provided herein with respect to Neurocrine (a “More Favored License”). Nonetheless, if Licensor hereafter grants a More Favored License, it shall notify Neurocrine, specifying the overall economic terms and conditions of such More Favored License. Neurocrine may, on notice to Licensor within 10 days after receipt of such notice from Licensor, elect to substitute the terms and conditions of the More Favored License, in toto, for those of

Neurocrine herein, to the extent practicable. To the extent such complete substitution is not practicable, the parties shall equitably adjust the terms and conditions of this Agreement so as to be no less favorable to Neurocrine than those of the Most Favored License.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

NEUROCRINE		MOUNT SINAI SCHOOL OF MEDICINE

By:	/s/ Kevin Gorman	By:	/s/ Arthur H. Rubenstein

Name:	Kevin Gorman	Name:	Arthur H. Rubenstein, MBBCh.

Title:	Senior Director, Corporate Development	Title:	Dean

DATE: 8/31/99

Exhibit A
Licensed Patents

Title:	CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING HORMONE RECEPTOR
Patent No:	5, 750, 366
App No:	08/080, 386
Issued:	May 12, 1998
Status:	Patented

Title:	CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING HORMONE RECEPTOR
App No:	PCT/US93/05965
Filed:	June 22, 1993
Status:	Published

Title:	CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING HORMONE RECEPTOR
Country:	Canada
Appln. No:	2,138,999
Filed:	June 22, 1993
Status:	Filed; Wait Examination

Title:	CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING HORMONE RECEPTOR
Country:	Japan
Appln. No:	60-502, 535
Filed:	June 22,1993
Status	Filed; Wait Examination

Title:	CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING HORMONE RECEPTOR
Country:	EPC (Designating Austria, Belgium, France, Germany, Italy,
Luxembourg, Netherlands, Sweden, Switzerland, United Kingdom,
Greece, Spain, Liechtenstein, Denmark, Ireland, Monaco, and
Portugal)
App No:	93915447.2
Filed:	June 22, 1993
Status:	Filed; Wait Examination

Title:	CLONING AND EXPRESSION OF GONADOTROPIN-RELEASING HORMONE
App No:	08/390,000
Filed:	Feb 17, 1995
Status:	Pending

Title:	INHIBITION AND MODULATION OF GONADOTROPIN- RELEASING HORMONE
Country:	Canada
App No:	2, 213, 315
Filed:	Feb 17,1995
Status:	Filed; Wait Examination

Title:	INHIBITION AND MODULATION OF GONADOTROPIN- RELEASING HORMONE
Country:	Japan
App No:	08-524961
Filed:	Feb 17, 1995
Status:	Filed; Wait Examination

Title:	INHIBITION AND MODULATION OF GONADOTROPIN- RELEASING HORMONE
Country:	EPC
App No:	96903679.7
Filed:	Feb 17, 1995
Status:	Filed; Wait Examination

Title:	INHIBITION AND MODULATION OF GONADOTROPIN- RELEASING HORMONE
Country:	US
App No:	PCT/US96/01034
Filed:	Feb 17, 1995
Status:	Published